NL INDUSTRIES ANNOUNCES A SPECIAL DIVIDEND OF 43 CENTS PER SHARE PAYABLE IN AUGUST 2024, AND A QUARTERLY DIVIDEND FOR THE THIRD QUARTER OF 2024 AT 8 CENTS PER SHARE

DALLAS, TEXAS – August 7, 2024 –  NL Industries, Inc. (NYSE: NL) today announced that its board of directors has declared a special cash dividend of forty-three cents ($0.43) per share and a quarterly dividend of eight cents ($0.08) per share, in each case on its common stock.  The special dividend, which is being funded from excess cash flows, is payable on August 29, 2024 to shareholders of record at the close of business on August 19, 2024.  The quarterly dividend of $.08 per share is payable on September 24, 2024 to shareholders of record at the close of business on September 6, 2024.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components) and chemicals (TiO2) businesses.

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Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700